Exhibit 99.3

January 2019

Province of ontario

green bond presentation

ECONOMIC AND FISCAL OVERVIEW

Ontario's Economy

- The Province of Ontario is centrally located within Canada and has close ties to the United States. Ontario had a population of 14.3 million in 2018 and GDP of $826 billion in 2017, representing almost 40 per cent of Canada.
- Ontario has a diverse economy, with extensive manufacturing, financial and business services and a smaller energy sector compared to the rest of Canada. It has direct taxation powers and stable GDP growth. Services account for 77 per cent of the overall economy.

Ontario's Fiscal Outlook

- The government is projecting a deficit of $14.5 billion in 2018–19.

2018 Key Statistics[1]

Real GDP Growth	Population	Employment	Job Creation	Unemployment Rate	CPI Inflation
2.0%	14.3 Million	7.2 Million	114 Thousand (+1.6 %)	5.6%	2.4%

Notes: All references to "$" or dollars refer to Canadian dollars, unless otherwise specified.

[1]Key Statistics are annual averages for 2018. Real GDP Growth is an average of the Ontario Ministry of Finance Survey of Forecasters (December 2018).

Sources: Ontario Ministry of Finance, Statistics Canada and *2018 Ontario Economic Outlook and Fiscal Review*.

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2018–19 BORROWING PROGRAM • The Ontario Financing Authority (OFA) is the agency of the Province of Ontario that manages the Province’s debt, investments and borrowing program. Australian Dollar Bonds $0.1B <1% U.S. Dollar Bonds $6.6B 2018–19 Borrowing Status 20% Total Borrowing Requirement: $33.2 B Canadian Borrowing Completed: $33.5 B Euro Bonds Dollar $2.3B Domestic: 73.2% $33.5 BILLION Bonds 7% $24.6B International: 26.8% 73% Average Term: 12.9 years 3 Note: Numbers may not add due to rounding. 2018–19 Borrowing as of January 28, 2019.2018–19 BORROWING PROGRAM • The Ontario Financing Authority (OFA) is the agency of the Province of Ontario that manages the Province’s debt, investments and borrowing program. Australian Dollar Bonds $0.1B <1% U.S. Dollar Bonds $6.6B 2018–19 Borrowing Status 20% Total Borrowing Requirement: $33.2 B Canadian Borrowing Completed: $33.5 B Euro Bonds Dollar $2.3B Domestic: 73.2% $33.5 BILLION Bonds 7% $24.6B International: 26.8% 73% Average Term: 12.9 years 3 Note: Numbers may not add due to rounding. 2018–19 Borrowing as of January 28, 2019.

ONTARIO’S GREEN INITIATIVES Preserving and Protecting our Environment for Future Generations • In November 2018, the government released a new environmental plan to protect the Province’s air, land and water and to reduce litter and waste, while lowering greenhouse gas (GHG) emissions and helping communities protect themselves from climate change. GHG Reduction Target Other Initiatives 30% below 2005 levels by 2030 • Green Bond Program • Canada-Ontario Great Lakes Agreement • Ontario Carbon Trust • Ontario Reverse Auction • Grassland Stewardship Initiative • Community Wildfire Protection Plans Source: Preserving and Protecting our Environment for Future Generations: A Made-in-Ontario Environment Plan. 4ONTARIO’S GREEN INITIATIVES Preserving and Protecting our Environment for Future Generations • In November 2018, the government released a new environmental plan to protect the Province’s air, land and water and to reduce litter and waste, while lowering greenhouse gas (GHG) emissions and helping communities protect themselves from climate change. GHG Reduction Target Other Initiatives 30% below 2005 levels by 2030 • Green Bond Program • Canada-Ontario Great Lakes Agreement • Ontario Carbon Trust • Ontario Reverse Auction • Grassland Stewardship Initiative • Community Wildfire Protection Plans Source: Preserving and Protecting our Environment for Future Generations: A Made-in-Ontario Environment Plan. 4

ONTARIO'S GREEN BOND PROGRAM

- Ontario is currently the largest issuer of Canadian dollar Green Bonds:

2014	2016	2017	2018	TOTAL
$500 Million	$750 Million	$800 Million	$1.0 Billion	$3.05 Billion

Ontario's Previous Green Bond Issues:

Format	Listing	Green Bond Indices
Global Canadian dollar	Luxembourg Stock Exchange Euro MTF Luxembourg Green Exchange	Bloomberg Barclays MSCI Green Bond Index ICE BofA Merrill Lynch Green Bond Index S&P Green Bond Index Solactive Green Bond Index

- Ontario is a member of the Green Bond Principles (GBP) group, maintained by the International Capital Markets Association.
- Ontario remains committed to the Green Bond market, and expects to continue issuing Green Bonds in the coming years.

The Province of Ontario intends to launch its next Green Bond issue in the near future, subject to market conditions.

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USE AND MANAGEMENT OF PROCEEDS • Green Bond proceeds are paid into the Consolidated Revenue Fund of Ontario. • The proceeds are invested short-term in Government of Canada treasury bills. • An amount equal to the net proceeds of each Green Bond issue is recorded in a designated account in the Province of Ontario’s financial records. These designated accounts are used to track the use and allocation of funds to eligible projects. • Green Bond projects are expected to be funded within one year from the date of issue. Assurance Audit External Review • An assurance audit is performed by the Auditor General • Ontario’s Green Bond Framework was developed of Ontario verifying amounts allocated to selected in consultation with the Center for International projects and tracking the amount of Green Bond Climate and Environmental Research — Oslo proceeds. (CICERO) and is consistent with the Green Bond Principles. • This assurance audit is expected within a year after the issue date. The most recent Assurance Audit was completed on November 22, 2018. 6USE AND MANAGEMENT OF PROCEEDS • Green Bond proceeds are paid into the Consolidated Revenue Fund of Ontario. • The proceeds are invested short-term in Government of Canada treasury bills. • An amount equal to the net proceeds of each Green Bond issue is recorded in a designated account in the Province of Ontario’s financial records. These designated accounts are used to track the use and allocation of funds to eligible projects. • Green Bond projects are expected to be funded within one year from the date of issue. Assurance Audit External Review • An assurance audit is performed by the Auditor General • Ontario’s Green Bond Framework was developed of Ontario verifying amounts allocated to selected in consultation with the Center for International projects and tracking the amount of Green Bond Climate and Environmental Research — Oslo proceeds. (CICERO) and is consistent with the Green Bond Principles. • This assurance audit is expected within a year after the issue date. The most recent Assurance Audit was completed on November 22, 2018. 6

ONTARIO’S GREEN BOND FRAMEWORK 1 • Ontario’s Green Bond Framework aligns with Ontario’s Environment Plan. • The Green Bond Framework sets out the types of projects that may be eligible for proceeds from Green Bonds and excludes fossil fuel and nuclear energy projects. Eligible project categories include, without limitation: Clean Transportation • Public transit initiatives Energy Efficiency and Conservation • Public sector building efficiency improvements • Buildings meeting recognized building codes Clean Energy and Technology • Smart grid infrastructure and energy storage • Renewable investments (production, transmission, appliances, products) Forestry, Agriculture and Land Management • Sustainable forest management • Preservation and restoration of natural landscapes Climate Adaptation and Resilience • Flood protection and storm water management, extreme weather resistant infrastructure Note 1: Examples of eligible projects have expanded to align with the Province’s new environmental plan, Preserving and Protecting our Environment for Future Generations: 7 A Made-in-Ontario Environment Plan (Ontario’s Environment Plan). ONTARIO’S GREEN BOND FRAMEWORK 1 • Ontario’s Green Bond Framework aligns with Ontario’s Environment Plan. • The Green Bond Framework sets out the types of projects that may be eligible for proceeds from Green Bonds and excludes fossil fuel and nuclear energy projects. Eligible project categories include, without limitation: Clean Transportation • Public transit initiatives Energy Efficiency and Conservation • Public sector building efficiency improvements • Buildings meeting recognized building codes Clean Energy and Technology • Smart grid infrastructure and energy storage • Renewable investments (production, transmission, appliances, products) Forestry, Agriculture and Land Management • Sustainable forest management • Preservation and restoration of natural landscapes Climate Adaptation and Resilience • Flood protection and storm water management, extreme weather resistant infrastructure Note 1: Examples of eligible projects have expanded to align with the Province’s new environmental plan, Preserving and Protecting our Environment for Future Generations: 7 A Made-in-Ontario Environment Plan (Ontario’s Environment Plan).

PROCESS FOR PROJECT EVALUATION AND SELECTION • The selection of eligible green projects is done on behalf of the Province by OFA staff with advice from the Province’s Green Bond Advisory Panel (GBAP). •Provide green Ministries and projects for Government • The GBAP, which includes staff from various ministries consideration Agencies and agencies, including the Ministry of the Environment, Conservation and Parks and the OFA, evaluates and recommends projects for inclusion in Ontario’s Green Bond program based on selection Ontario Financing •Screens green Authority projects criteria including: § Environmental project assessment considerations, including measurable results or •Evaluates and other performance indicators clearly outlining recommends Green Bond projects for Advisory Panel the environmental benefits and features of inclusion each project; § Funding requirements that occur within a period of 6 months prior to and 12 months Ontario Financing Authority Staff following the issue of the Green Bond; and •Selects projects based on recommendations § An ability to track the progress and funding of the selected projects. 8PROCESS FOR PROJECT EVALUATION AND SELECTION • The selection of eligible green projects is done on behalf of the Province by OFA staff with advice from the Province’s Green Bond Advisory Panel (GBAP). •Provide green Ministries and projects for Government • The GBAP, which includes staff from various ministries consideration Agencies and agencies, including the Ministry of the Environment, Conservation and Parks and the OFA, evaluates and recommends projects for inclusion in Ontario’s Green Bond program based on selection Ontario Financing •Screens green Authority projects criteria including: § Environmental project assessment considerations, including measurable results or •Evaluates and other performance indicators clearly outlining recommends Green Bond projects for Advisory Panel the environmental benefits and features of inclusion each project; § Funding requirements that occur within a period of 6 months prior to and 12 months Ontario Financing Authority Staff following the issue of the Green Bond; and •Selects projects based on recommendations § An ability to track the progress and funding of the selected projects. 8

*United nations sustainable development goals (un sdgs)

Project Name

Framework

Category Alignment with UN SDGs*

Eglinton Crosstown Light Rail Transit (LRT)

Clean Transportation

GO Rail Expansion

(formerly Regional Express Rail)

Mackenzie Vaughan Hospital

Energy Efficiency and

Conservation

Centre for Addiction and Mental Health

(CAMH) — Phase 1C

William Osler Health System

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ELIGIBLE PROJECTS

• A basket of five projects has been selected as eligible and is expected to receive funding from the next Green Bond.

• This basket of projects allows a level of funding flexibility should some of the chosen projects experience different spending patterns than those currently forecast.

Source: United Nations.

CLEAN TRANSPORTATION PROJECTS

Project Name	Project Description	Environmental Highlights
Eglinton Crosstown LRT 	The project was selected in 2014 as the first green project to receive funding from Ontario's inaugural Green Bond issue and has received funding from each subsequent Green Bond issue. A $5.3 billion (2010$) capital commitment to expand transit in Toronto through the building of a 19-kilometre LRT line across Eglinton Avenue, with a 10-kilometre central underground portion, and 25 stations and stops. The Eglinton Crosstown will link to 54 bus routes, three TTC subway stations, UP Express and three GO Transit lines.	• Transition from diesel buses to electric light rail vehicles contributes to decreasing GHG emissions and Criteria Air Contaminants (CACs) • LRT vehicles are electrically powered and produce near zero emissions • Maintenance and storage facility main building targeting LEED Silver certification ▪ Environmental features include high energy & water efficiency, green roofs, solar-reflective paving, glazing to minimize bird collisions, and vehicle charging stations for electric vehicles
GO Rail Expansion 	The GO Rail Expansion program will transform the existing GO Rail network from a largely commuter service to a new rapid transit experience that will provide more options for residents and commuters. Upon delivery, the program will provide 15 minute two-way, all-day frequency service enabled by electrification over core portions of the GO Rail network. With faster journey times and higher frequencies GO Rail Expansion is anticipated to substantially increase ridership.	• GO Expansion will shift GO from a largely commuter system to a comprehensive regional rapid transit option, thereby contributing to mode shift and decreasing GHG emissions and CACs • Where possible, new facilities are targeting LEED Gold certification • Expanding and electrifying the rail network provides a more environmentally friendly alternative to the existing diesel trains

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ENERGY EFFICIENCY & CONSERVATION PROJECTS

Project Name	Project Description	Environmental Highlights
Mackenzie Vaughan Hospital 	The project will be the first hospital for the city of Vaughan, the first new hospital for York Region in 30 years, as well as the first "smart" hospital in Canada. The new 1.2 million square feet hospital will include: a state-of-the-art emergency department, modern surgical services and operating rooms, advanced diagnostic imaging, specialized ambulatory clinics and house 342 beds, with capacity for future growth. Expected completion is in 2020.	• Targeting LEED Silver certification
CAMH — Phase 1C 	The project will result in the new construction of approximately 655,000 square feet of new build space including: inpatient and outpatient clinical services for people with complex mental illness, including emergency care and therapeutic supports, research and educational facilities, and information and resource facilities. The project will also involve the extension of roads, parks and green space improvements and restoration of heritage structures. Expected completion is in 2020.	• Targeting LEED Gold certification
William Osler Health System 	The project is a new four-storey patient tower of approximately 250,000 square feet in Etobicoke. It will include: an Emergency Department, a Critical Care Unit, a combined Cardiac, Respiratory and Neurodiagnostic Unit, a Maternal Newborn Unit, two operating rooms, a Neonatal Intensive Care Unit, an Ambulatory Procedures Unit, and additional patient rooms. Substantial completion is expected in February 2019.	• Targeting LEED Silver certification

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IMPACT REPORTING • Since 2015, Ontario has published an annual Green Bond Newsletter with its most recent released on December 4, 2018. The newsletter provides: § An overview of the process for project evaluation and selection § The total funds allocated to projects and amounts § Updates on selected projects § A link to the assurance audit performed by the Auditor General of Ontario § Projected environmental benefits • In developing the newsletter, the OFA works alongside other Ontario ministries and government agencies, with support from the Ministry of the Environment, Conservation and Parks providing expertise in the analysis of projected environmental benefits. • Ontario uses widely recognized core indicators for its projects and expects to adopt any future impact reporting recommendations of the GBP. 12IMPACT REPORTING • Since 2015, Ontario has published an annual Green Bond Newsletter with its most recent released on December 4, 2018. The newsletter provides: § An overview of the process for project evaluation and selection § The total funds allocated to projects and amounts § Updates on selected projects § A link to the assurance audit performed by the Auditor General of Ontario § Projected environmental benefits • In developing the newsletter, the OFA works alongside other Ontario ministries and government agencies, with support from the Ministry of the Environment, Conservation and Parks providing expertise in the analysis of projected environmental benefits. • Ontario uses widely recognized core indicators for its projects and expects to adopt any future impact reporting recommendations of the GBP. 12

SUMMARY

Ontario has a mature Green Bond program and expects Green Bonds to continue having an important role in the Province’s annual borrowing.

Ontario strives to be a leader in its transparency and impact reporting efforts with the publication of its annual newsletter.

The eligible projects expected to receive funding from the next issue will include a basket of five projects with an emphasis on Clean Transportation and Energy Efficiency and Conservation

categories, aligning with five of the UN SDGs

Ontario is planning to lauch its next green bond issue in the near future, subject to market conditions.

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Investor Relations Ontario Financing Authority 1 Dundas Street West, Suite 1200 Toronto, Ontario M5G 1Z3 Canada Legal Notice This presentation was compiled by the Ontario Financing Authority. This information is intended for general information purposes only and does not constitute an offer to sell or a solicitation of offers to purchase securities. It has not been approved by any securities regulatory authority and it is not sufficient for the purpose of deciding to purchase securities. It may . have errors or omissions resulting from electronic conversion, downloading or unauthorized modifications. Statements in this presentation may be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve uncertainties, risks, and other factors which could cause the state of Ontario’s economy to differ materially from the forecasts and economic outlook contained expressly or implicitly in such statements. The province of Ontario undertakes no obligation to update forward-looking statements to reflect new information, future events or otherwise, except as may be required under applicable laws and regulations. No PRIIPs KID – No PRIIPs key information document (KID) has been or will be prepared as any bonds, if issued, will not be available to retail investors in the European Economic Area. This presentation has been prepared on the basis that any offer of bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. The expression Prospectus Directive means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Member State concerned. This presentation is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This presentation is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this presentation relates is available only to relevant persons and will be engaged in only with relevant persons. While the information in this presentation, when posted or released, was believed to be reliable as of its date, NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF THIS DOCUMENT OR THE INFORMATION IT CONTAINS. 15Investor Relations Ontario Financing Authority 1 Dundas Street West, Suite 1200 Toronto, Ontario M5G 1Z3 Canada Legal Notice This presentation was compiled by the Ontario Financing Authority. This information is intended for general information purposes only and does not constitute an offer to sell or a solicitation of offers to purchase securities. It has not been approved by any securities regulatory authority and it is not sufficient for the purpose of deciding to purchase securities. It may . have errors or omissions resulting from electronic conversion, downloading or unauthorized modifications. Statements in this presentation may be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve uncertainties, risks, and other factors which could cause the state of Ontario’s economy to differ materially from the forecasts and economic outlook contained expressly or implicitly in such statements. The province of Ontario undertakes no obligation to update forward-looking statements to reflect new information, future events or otherwise, except as may be required under applicable laws and regulations. No PRIIPs KID – No PRIIPs key information document (KID) has been or will be prepared as any bonds, if issued, will not be available to retail investors in the European Economic Area. This presentation has been prepared on the basis that any offer of bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. The expression Prospectus Directive means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Member State concerned. This presentation is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This presentation is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this presentation relates is available only to relevant persons and will be engaged in only with relevant persons. While the information in this presentation, when posted or released, was believed to be reliable as of its date, NO WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF THIS DOCUMENT OR THE INFORMATION IT CONTAINS. 15